Exhibit 99.1

31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925

Ramco-Gershenson Properties Trust Reports Financial Results for the Second Quarter 2010

FARMINGTON HILLS, Mich. – July 27, 2010 -- Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the three and six months ended June 30, 2010.

Second Quarter Highlights:

•	Reported FFO per diluted share of $0.27
•	Posted portfolio occupancy of 90.8% at quarter-end, compared to 90.5% at March 31, 2010
•	Completed a public offering of 6.9 million common shares generating net proceeds of approximately $75.6 million
•	Signed leases with Golfsmith and The Fresh Market to fill the recent Albertson’s vacancy at Mission Bay Plaza in Boca Raton, Florida
•	Signed a lease with Total Wine for the Circuit City vacancy at Vista Plaza in Jensen Beach, Florida
•	Closed a new 5-year CMBS financing of $14.7 million for the Northrop Grumman office building at The Town Center at Aquia in Stafford County, Virginia

“We are very pleased with our financial and operating results for the second quarter and the progress we are making toward our goals on both fronts,” said Dennis Gershenson, President and Chief Executive Officer.  “In a period of ongoing economic uncertainty we have been able to improve our balance sheet and advance our leasing efforts.  We are confident that we will be able to maintain this momentum through the remainder of the year.”

Financial Results

Funds from operations (FFO) for the three months ended June 30, 2010 was $10.0 million or $0.27 per diluted share, as compared to FFO of $11.3 million, or $0.52 per diluted share for the same period in 2009.  FFO for the six months ended June 30, 2010 was $18.5 million or $0.52 per diluted share, as compared to FFO of $23.2 million, or $1.08 per diluted share for the same period in 2009.  The six month 2010 FFO results included $2.7 million, or $0.07 per diluted share, of non-cash impairment charges resulting from other-than-temporary declines in the fair market value of various equity investments in joint ventures taken in the first quarter of 2010.  Excluding the $2.7 million non-cash impairment charge, FFO for the six months ended June 30, 2010 was $21.2 million, or $0.59 per diluted share.

Net income (loss) attributable to RPT common shareholders for the three months ended June 30, 2010 was $(1.0) million or $(0.03) per diluted share, compared to $1.6 million or $0.08 per diluted share for the same period in 2009. Net income (loss) attributable to RPT common shareholders for the six months ended June 30, 2010 was $(1.7) million or $(0.05) per diluted share, compared to $3.8 million or $0.20 per diluted share for the same period in 2009.

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FFO and earnings per diluted share amounts were impacted by the additional shares issued in conjunction with the Company’s equity offerings completed in September of 2009 and May of 2010.

Operating Statistics

As of June 30, 2010, the Company owned equity interests in 87 retail shopping centers totaling approximately 19.8 million square feet, consisting of 54 wholly-owned properties and 33 properties held through joint ventures.  At quarter-end, the portfolio was 90.8% leased, compared to 90.5% leased at March 31, 2010.

During the second quarter of 2010, the Company executed 40 new leases in its total portfolio encompassing 210,074 square feet.  On a same-space basis, the Company executed 29 new leases totaling 152,024 square feet at an average rental rate of $13.07 per square foot, representing a 2.6% decrease from prior cash rents.  Also during the second quarter, the Company renewed 48 leases encompassing 490,900 square feet at an average rental rate of $8.83 per square foot, a decrease of 1.2% on a cash basis.

At quarter-end, the Company had 49 properties in its wholly-owned, same-center portfolio. On a same- center basis, occupancy was 90.9% compared to 94.0% at June 30, 2009.  For the second quarter, same-center net operating income (NOI) decreased 1.3% compared to the second quarter of 2009.  The decrease was primarily due to tenant vacancies and the impact of rent reductions partly offset by improvements in operating expenses. Same-center NOI in the second quarter was flat compared to the first quarter of 2010.

Redevelopment

At the end of the second quarter, the Company had four redevelopments in process.  It is anticipated that the Company will spend an additional $3.4 million to complete these projects.  The Company’s total cost for these projects is estimated to be $20.1 million with an expected return on incremental cost of 12.0%.

Balance Sheet

In May 2010, the Company completed an underwritten public offering of 6.9 million shares of common stock generating net proceeds of approximately $75.6 million.  Net proceeds from the equity offering were used to pay down $37.0 million of the $67.0 million previously outstanding under the Company’s term loan, to pay-off two mortgages totaling $15.8 million and to reduce borrowings under its revolving lines of credit.

Also in May, the Company closed on a new $14.7 million CMBS loan secured by the newly-constructed Northrop Grumman office building at The Town Center at Aquia in Stafford County, Virginia. The $14.7 million financing has a five year term with a fixed interest rate of 5.8% and a thirty year amortization. Proceeds from the loan were used to reduce borrowings under the Company’s revolving lines of credit.

At June 30, 2010, the Company’s total market capitalization equaled $907.2 million, comprised of 40.9 million shares of common stock (or equivalents) valued at $413.3 million and $493.9 million of debt, net of cash.  The Company’s ratio of net debt to total market capitalization was 54.4%.  At June 30, 2010, net debt to EBITDA (first half EBITDA annualized) was 7.2x compared to 8.9x for the same period in 2009.  The weighted-average term of the Company’s debt was approximately 5.8 years.

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Dividend

On July 1, 2010, the Company paid a second quarter cash dividend of $0.16325 per common share (or equivalents) to shareholders of record on June 20, 2010 for the second quarter ended June 30, 2010.   The quarterly dividend represents an annualized dividend rate of $0.653 per common share (or equivalents).  The Company’s FFO payout ratio for the second quarter was 61.0%.

2010 Guidance

Excluding the non-cash impairment charge recognized in the first quarter, the Company reaffirms its previously announced 2010 FFO guidance of $1.04 to $1.12 per diluted share.

Conference Call/Webcast

Ramco-Gershenson Properties Trust will host a live broadcast of its second quarter conference call on Wednesday, July 28, 2010, at 1:00 p.m. Eastern Time, to discuss its financial and operating results.  The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-0778, no pass code.  A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 353424), for one week.

Supplemental Materials

The Company’s supplemental financial package is available on its corporate web site at www.rgpt.com in the investor info section, SEC filings tab. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.  The Trust owns interests in 87 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois.  For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties.  Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions.  Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust: Dawn Hendershot, 248-592-6202 Director of Investor Relations and Corporate Communications

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Ramco-Gershenson Properties Trust
Consolidated Condensed Balance Sheets
June 30, 2010 and December 31, 2009
(In thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Investment in real estate, net	$825,840	$804,295
Cash and cash equivalents	12,722	8,800
Restricted cash	5,949	3,838
Accounts receivable, net	30,245	31,900
Notes receivable from unconsolidated entities	-	12,566
Equity investments in unconsolidated entities	97,775	97,506
Other assets, net	38,280	39,052
Total Assets	$1,010,811	$997,957

LIABILITIES
Mortgages and notes payable	$499,877	$552,551
Accounts payable and accrued expenses	26,364	26,440
Distributions payable	6,627	5,477
Capital lease obligation	6,784	6,924
Total Liabilities	539,652	591,392

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RPT") shareholders' equity:
Common shares of beneficial interest	379	309
Additional paid-in capital	562,384	486,731
Accumulated other comprehensive loss	(916)	(2,149)
Cumulative distributions in excess of net income	(130,649)	(117,663)
Total RPT Shareholders' Equity	431,198	367,228
Noncontrolling interest	39,961	39,337
Total Shareholders' Equity	471,159	406,565
Total Liabilities and Shareholders' Equity	$1,010,811	$997,957

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Ramco-Gershenson Properties Trust
Consolidated Condensed Statements of Operations
For the three and six months ended June 30, 2010 and 2009
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Minimum rents	$20,411	$21,026	$40,923	$42,175
Percentage rents	143	27	216	253
Recoveries from tenants	7,522	7,873	15,297	16,898
Other property income	1,161	822	2,380	1,021
Fees and management income	1,134	1,497	2,255	2,626
Total revenues	30,371	31,245	61,071	62,973

Expenses:
Real estate taxes	4,466	4,564	8,961	9,141
Recoverable operating expenses	3,455	3,581	7,410	8,082
Other property operating expenses	1,136	550	2,157	1,529
Depreciation and amortization	7,556	7,823	15,318	15,561
General and administrative	4,615	4,666	8,598	8,646
Total expenses	21,228	21,184	42,444	42,959

Income from continuing operations before other income and expenses	9,143	10,061	18,627	20,014

Other income and expenses:
Other income (expense)	(303)	178	(633)	331
Gain on sale of real estate	499	53	499	401
Earnings (loss) from unconsolidated entities	(167)	337	700	857
Interest expense	(8,892)	(7,904)	(17,626)	(16,008)
Impairment charge on unconsolidated joint ventures	-	-	(2,653)	-
Restructuring costs and other items	-	(836)	-	(1,216)
Income (loss) from continuing operations	280	1,889	(1,086)	4,379

Discontinued operations:
Loss on sale of real estate	(2,050)	-	(2,050)	-
Income (loss) from operations	(32)	75	(19)	215
Income (loss) from discontinued operations	(2,082)	75	(2,069)	215

Net income (loss)	(1,802)	1,964	(3,155)	4,594
Less: Net (income) loss attributable to noncontrolling interest	761	(401)	1,431	(781)
Net income (loss) attributable to RPT common shareholders	$(1,041)	$1,563	$(1,724)	$3,813

Amounts attributable to RPT common shareholders:
Income from continuing operations	$893	$1,493	$198	$3,613
Income (loss) from discontinued operations	(1,934)	70	(1,922)	200
Net income (loss)	$(1,041)	$1,563	$(1,724)	$3,813

Property Operating Expense Recovery Ratio	95.0%	96.7	93.4%	98.1

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Ramco-Gershenson Properties Trust
Calculation of Funds from Operations
For the three and six months ended June 30, 2010 and 2009
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Calculation of Funds from Operations:
Net income (loss) attributable to RPT common shareholders	$(1,041)	$1,563	$(1,724)	$3,813
Add:
Rental property depreciation and amortization expense	7,366	7,699	14,951	15,309
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,704	1,622	3,380	3,295
Loss on sale of depreciable real estate	2,050	-	2,050	-
Noncontrolling interest in Operating Partnership	(105)	401	(174)	781

Funds from operations	$9,974	$11,285	$18,483	$23,198

Weighted average common shares	34,371	18,699	32,706	18,654
Shares issuable upon conversion of Operating Partnership units	2,902	2,919	2,902	2,919
Dilutive effect of securities	-	-	-	-
Weighted average equivalent shares outstanding, diluted	37,273	21,618	35,608	21,573

Funds from operations per diluted share	$0.27	$0.52	$0.52	$1.08
Impairment charge on unconsolidated joint ventures	-	-	0.07	-
Funds from operations
excluding impairment charge, per diluted share	$0.27	$0.52	$0.59	$1.08

Dividend per common share	$0.1633	$0.2313	$0.3265	$0.4626
Payout ratio - FFO	61.0%	44.3%	62.9%	43.0%

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT.  Under the NAREIT definition, FFO represents net income attributable to common shareholders, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains (losses) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.  FFO should not be considered an alternative to GAAP net income attributable to common shareholders as an indication of our performance.   We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs.  However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.